Exhibit 99.1

WMG ANNOUNCES THE RESIGNATION OF JONATHAN NELSON

FROM ITS BOARD OF DIRECTORS

New York, October 24, 2008 – Warner Music Group Corp. (NYSE: WMG) today announced that Jonathan M. Nelson has resigned from its Board of Directors, effective October 24, 2008. Mr. Nelson, who is the founder and Chief Executive Officer of Providence Equity Partners, Inc., a leading private equity firm focused on media, entertainment, communications and information services investments, indicated to the Company that due to the relative size of Providence’s investment in WMG compared to other portfolio investments, he was electing to discontinue his service on WMG’s Board of Directors in order to commit additional time to other responsibilities.

“Jonathan’s expertise has been extremely valuable to WMG and we will miss his wise counsel. With regret, we accept his resignation and wish him all the best in his other activities,” said WMG’s Chairman and Chief Executive Officer Edgar Bronfman, Jr.

Mr. Nelson, who has served as a WMG director since March 4, 2004, is a director of Bresnan Broadband Holdings, LLC, Hulu, Metro Goldwyn Mayer, Univision Communications, Inc. and Yankees Entertainment and Sports Network, Inc.

“I have enjoyed working with my fellow WMG Board members and with Edgar and his team at Warner Music,” said Nelson. “I regret that my other commitments prevent me from continuing to serve on the WMG Board but I look forward to the Company’s future success.”

Affiliates of Providence Equity Partners currently hold approximately 8% of WMG’s common stock.

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ABOUT WARNER MUSIC GROUP

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra, Lava,

Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.